Exhibit 99.2
DATATRAK International Fourth Quarter and Full Year 2006 Earnings Conference
February 19, 2007 at 9:45 AM EST
DR. JEFF GREEN, HOST

OPERATOR INTRO: (MIKE)	Good morning and welcome to the DATATRAK International Fourth Quarter and Full Year 2006 Earnings Conference Call. All participants will be in listen only mode. There will be an opportunity for you to ask questions at the end of today’s presentation. An Operator will give instructions on how to ask your question at that time. If you should need assistance during the Conference, please signal the Operator by pressing *, then 0, on your touchtone phone. Please note this Conference is being recorded.

Before beginning the Conference, DATATRAK management would like to remind you that in discussing the company’s performance today, there will be included some forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements related to future events and expectations involve known and unknown risks and uncertainties. DATATRAK’s results or actions may differ materially from those projected in the forward looking statements. For a summary of the specific risks that could cause results to differ materially from those expressed in the forward looking statements, see DATATRAK’s Form 10K for the year ended December 31,2005 filed with the SEC. Now, I would like to turn the Conference over to Dr. Jeff Green. Dr. Green, please go ahead, Sir.

DR. JEFF GREEN:	Thank you Mike. Good morning everyone. I would like to start by issuing two apologies first. The first one is for the confusion related to the previously scheduled call last Thursday, the conference call company that we have successfully used for about five years without a problem. As many of you know, when people were trying to dial in or attach to the Webcast, they received a busy signal and also could not get in via the Web. We attempted a different line. There was the same story with a different line in terms of failure to connect so we eventually felt that because of technical issues of our third-party provider that we would reschedule the call. The second apology is related to we are having this call on what we were quite aware of is a holiday, however, we had an important meeting to attend on Friday where many people rearranged their schedules and we did not want to change that; and the second reason for the call today and why it could not be done tomorrow when it is a regular working day is I will be leaving for the Roth Conference first thing in the morning and will be gone all week. So, basically today a holiday was the only option that we had, so please accept our apologies, it was not planned and stuff, indeed, does happen at times.

Anyway, welcome to our Conference Call for the Fourth Quarter and the Full Year of 2006. We will begin with the financial review and some brief comments followed by plenty of time for Q and A. Revenue for the Fourth Quarter of ’06 was $4 Million dollars. This compared to $4.3 Million dollars for the Fourth Quarter of 2005, representing an 8% decrease. The gross profit margin for the Fourth Quarter was 66%, compared to 76% the same period a year ago. The decline in gross profit margin compared to the Third and Second Quarters continues to be mostly the result of decreased revenue in the face of relatively fixed direct cost. Also, beginning in the Fourth Quarter and continuing into this year, we are judiciously adding new staff in key operational areas to be able to deliver on the number of trials that are progressing through our pipeline. Thus, these necessary investments place pressure on our gross margins until revenue growth accelerates. The net loss for the Quarter was $2.4 Million dollars or $0.21 per share, basic and diluted. This net loss for the Quarter included a non-cash tax expense of $976,000.00. This compared with a net income of $1.3 Million or $0.13 per share on a basic and $0.12 per share on a diluted basis for the same period in 2005. The net income for the Fourth Quarter of 2005 included a $1.2 Million dollar non- cash income tax benefit. Revenue for the entire year of ’06 increased 12% to $17.6 Million dollars. This compared to revenue of $15.7 Million for the same period in ’05. The gross margin for all of 2006 was 70%. This compared with the gross margin of 76% for 2005. The net loss for ’06 was $4.5 Million or $0.40 per share on a basic and diluted basis. Once again, this net loss for ’06 included the non-cash tax expense of $976,000.00. This compared with the net income of $2.5 Million or $0.25 per share basic and $0.22 per share diluted for ’05. The net income figure of 2005, once again, included a $1.2 Million dollar non-cash income tax benefit. Cash flow from operations during the Fourth Quarter was a positive $530,000.00 and was a positive $659,000.00 year-to-date. Cash balance at the Quarter end was approximately $5 Million. Our backlog at the end of Fourth Quarter was $12.2 Million. Backlog at the end of December 2005 was $20.3. Backlog as of today has risen to approximately $13.2 Million.

Let me start by saying that we continue to see record levels of interest in new business commitments from a record number of customers who are using or are transitioning to use our eClinical products suite. We have tried to quantify some of this in recent announcements of project awards, including $4.7 Million from both new and existing customers that occurred in the final weeks of 2006 and into early this year. The $4.7 Million dollars of projects awarded in December, included some commitments that were expected from the pipeline and that were previously announced as customers moving towards ordering blocks of trials and some of the projects were from completely new clients. Only 6 of these 18 trials were from the group of 6 customers highlighted in the Third Quarter that are expected to deliver 90 new trials by the end of this year. Approximately 75% of the $4.7 Million of awards is currently in backlog. However, this new business activity from

December and January is not currently reflected in our financials as you can see from the Fourth Quarter results. It is evident from these financial results that we remain solidly in the transition period as referenced in the last conference call. At this time, we believe the nadir of this transition period will hit in the First Quarter of 2007 and then the momentum reflective of the new eClinical sales will allow us to climb out of this situation. The good news is that we remain very optimistic that we will emerge from what we have described as our transition period in a meaningful way during the second half of this year.

We reviewed in the last call the depth of our pipeline and shared with you what just a handful of our current customers have told us to expect this year. So, we will not through that detail again today. I will say that all of the exciting commitments and expectations that we have discussed in the last call’s pipeline characterization are progressing and there are newly developing situations of equal and in some cases of even more significance that are adding to our confidence about future growth. There are several new topics and updates we would like to just briefly mention before we get to the Q and A.

First of all, some quantitative numbers as a follow-on to what we talked about in last Quarter’s call. We stated that we expected to submit over 200 proposals for 2006 by the end of the year. We finished with a total of 214. Per the last conference call, as of October 19th, we had submitted 174. During the last nine working weeks of the year, we prepared 40 additional proposals for the implementation of our technology and clinical trials. As we have stated in previous calls, our hit rates still approximates 50%. Our average contract size for 2006 finished at $150,000 and the average contract size so far in 2007 is $206,000.00. We currently have 133 clinical trials that are ongoing or that have been officially signed off by the client and are expected to commence shortly. We expect our active clinical trial volume to continue to expand to record values as we progress through 2007. Our growing relationships with an increasing number of clients and client opportunities are creating a demand to implement consulting services. We have branded our team as the Enterprise Consulting Group. This activity is expected to become a growing and an attractive margin revenue line throughout the year. Several engagements are already being planned for 2007 with both sponsors as well as CROs. Because of the extensiveness of our platform, we have been successful at getting customers to progressively see that DATATRAK eClinical can serve as an entire information platform for their clinical trials, ranging from the protocol development stages of document creation and tracking, all the way through to the summaries needed for E submissions and all of the data and image collection in between within a warehouse environment. No other platform has as many capabilities all contained within a single database. As our customers begin to move down this pathway of DATATRAK eClinical as a complete information platform, increased consulting will be required because of the pure breadth of our applications. The customer’s desire to create maximal efficiencies will necessitate reengineering. This is likened to the engagements that companies like Accenture have done for implementations of Oracle or SAP. We believe that no one is better equipped to perform such consulting services with a new software platform other than the company who actually created the functionality. Our teams’ decades of experience with clinical trials will make us even more suited than generic consulting firms to undertake these activities which create value for our customers and an attractive margin business for DATATRAK. Just this past week, the significance of this consulting initiative for enterprise transfer became apparent. One of our standardization clients made the commitment to embark upon enterprise transfer training of their staff in multiple international locations in order to become independent in the entire use of the DATATRAK eClinical product suite. Though we are earmarking the launch of the technical capabilities in June of this year for enterprise transfer, which will be unveiled at the Annual Drug Information Association meeting in Atlanta. This client has already decided to standardize on our products suite and has proactively begun the training process a few months early in order to be prepared when the technical launch occurs. There will be several more clients that pursue this pathway during 2007 and we will announce them when they occur. Enterprise transfer is the new name for what used to be called technology transfer. The name has been changed to reflect the breadth of our offering that was changed with the acquisition. Since we are now able to provide a more complete information platform for the entire clinical trial process, the simple term of “technology transfer” did not accurately describe our all encompassing potential so we changed the name to “enterprise transfer”. Our development and strategy teams are working hard with some of our key clients in an advisory and partnership role to expand these capabilities even more into the overall management financial planning and execution of clinical trials. Simply stated, it is our goal to become the Desktop for the entire clinical trial process, start to finish. As we do this, we will be well positioned more significantly than any of our competitors to be able to efficiently manage the entire process of clinical trials within a single application suite. When this occurs, project planning site performance metrics, financial management, images and core laboratory data, clinical trial information and long term warehousing capabilities will all be contained in a single application and data base. This will be unprecedented in this industry. I hope that you can see the magnitude of the strategy, especially as it compares to the limited nature of point solutions or one off integration approaches done in order to obtain single trial awards as has been the modus operandi of this industry, so far. Though this is an aggressive target, one only has to view the architectural slide as part of our investor presentation to see how close we already are to this realization and that we have the building blocks and the platform that places us in the best position in this industry to be able to deliver on this plan.

Our vision for growing the capabilities of our unified architecture is shown in our updated investor slide set that is available for download on our website entitled, “Investor Slides 2007”. This is the presentation that will be given at the Roth Conference this Thursday at 10:00 AM PT. Our slogan to the global client base of clinical trial sponsors and CROs is to select the platform that you can build upon and that point solutions and best of breeds strategies some of which contain architectures that are 10 years old that need to solve such challenges with integration are not efficient or cost effective solutions and as such, will not be market competitive in the long term. At our recent Users Group meeting in Majorca two weeks ago, it was evident that this industry is realizing this fact. Yes, such aged product suites, such as traditional back end clinical data management system architectures have a legacy foot hold at this time but they do not have the architecture that will support the expansion that is necessary as this market advances. Complete retooling will be necessary in those cases and we have already obviated that need with our eClinical platform. A similar viewpoint was taken in an independent research report recently released by Needham and Company. The few steps back that we have taken from the temporary financial standpoint and that we are suffering through now, we believe we will be well rewarded with superior long term market presence and growth as adoption rates continue to escalate in parallel with customer’s increasing demand for greater efficiency. The true potential of single source enterprise contracting and implementation will soon be realized. Like many others in the industry, we are observing an increase across the board in CRO movement towards technology use in clinical trials. In recent discussions with a large publicly traded CRO, their staff stated that 50% of their proposals from clinical trial sponsors now specify that the projects be done with electronic data collection. Our corporate strategy is very focused and is to remain keeping DATATRAK a pure technology offering and not to encroach upon traditional CRO business models or services. However, we are asked frequently about CROs that can provide services in conjunction with technology for our customer’s clinical trials. Our plans are to have select strategic and focused CRO partnerships. We have several of these potential relationships expanding in depth and scope at this time. Our visions for these relationships are one of mutual referrals of business with a DATATRAK eClinical technology and process foundation as the central theme. In late January, we were at a trade show in Tokyo, Japan, demonstrating our eClinical platform as well as our conjugate capabilities to that specific market. Last week, we released Version 2.5 of the DATATRAK eClinical product suite. With the release of that version, we successfully migrated all trials up to the Global Data Center in the Cleveland Headquarters, where our application and data base servers increased our capacity for that platform by 300%. Our development team is now concentrating on the next milestone which is this year’s Drug Information Association meeting in June where the unveiling of the software version that will support our enterprise transfer strategy for the global clinical trials market is planned. As previously outlined, the other development strategies are occurring in a staged and where appropriate, a parallel fashion, but enterprise transfer is the first priority and will begin being implemented by clients in the second half of this year.

This month is the year anniversary of our acquisition of the broadest platform in the industry which was done in order to fulfill our vision of the future and to capitalize on the opportunity we saw to place our Company in the most advantageous position for the long term. Though it may not seem like it now, and is not yet evident in our financial results, the signs that we see in the marketplace in response to this vision of a unified platform are progressively yielding the early benefits and positioning that we envisioned. Those are all the comments I have. Terry and I would be happy to address your questions. Go ahead Mike, we are ready for Q and A.

MIKE:	Yes Sir. At this time, if you would like to ask a question, please press *, then 1 on a touchtone phone. You will hear a tone to confirm that you have entered the list. If you decide you want to withdraw your question, please press *, then 2, to remove yourself from the list. Again, that is *, then 1 to ask a question. And, the first question we have comes from Graeme Rein from Bear Capital Management.

GRAEME REIN:	Hi guys! Could you talk about just the cash balance, your positives for the quarter and the year? Do you anticipate that to continue in Q 1? And do you anticipate any needs for capital in the near future?

DR.JEFF GREEN:	Good question Graeme. Nothing has really changed over the past year or so. Our cash balance has fluctuated between $4 and $5 Million over the past 12 months. We were cash flow positive for the Quarter and for the year. I won’t get into projecting what the cash flow balance will be in Q 1, but we watch our cash every month and we are always attuned to that. We’ll never say we’ll never raise money. We’ve said that repeatedly over the past year or so.

GRAEME REIN:	Okay. Can you talk in a little bit more detail about why Q 1 is going to be the lowest point as far as financially with the transition to eClinical?

DR. JEFF GREEN:	You know, we call it a transition to eClinical and I think maybe there might be some misperceptions there; it is not transitioning them from the Version 4 product over to eClinical that is the issue. The issue is that we have a lot of maturing trials with Version 4 product suite that are winding down. So, it is the winding down of current projects and the coming in of new ones. All of the new ones happen to be, of course, eClinical, because that is what we are actively selling at this point and time. But the nuts and bolts reason is that you’ve got trials winding down, some of which were extremely large which we have already spoken about last Quarter and then the new projects coming in.

GRAEME REIN:	Okay, so it’s more of a revenue issue than expenses rolling off from the acquisition.

DR. JEFF GREEN:	Yes, that is correct. It is a revenue issue of in and out trials and, of course, the trials that we absorb with the acquisition of ClickFind, a smaller company were by definition smaller so we had to absorb those and now we are in the process of massively marketing the new platform to the market and what you are seeing is you are seeing a time sequence in between those situations.

GRAEME REIN:	Okay.

DR. JEFF GREEN:	Graeme, if I can ask you to be fair to everybody, if people could just ask one question at a time and then get back in the queue.

GRAEME REIN:	Okay, I’ll get back in the queue. Thanks.

DR. JEFF GREEN:	Thank you.

MIKE:	The next question comes from Raymond Meyers with Emerging Growth Equities.

RAYMOND MEYERS:	Thank you and good morning.

DR. JEFF GREEN:	Hey Ray!

RAYMOND MEYERS:	Hi Jeff! I wanted to ask you more specifically about the Duke relationship and the ECG cardiac safety business that you seem to be getting some traction in last year.

DR. JEFF GREEN:	Okay. The Duke relationship is continuing to mature. We have new projects that are beginning with them. In fact, we are waiting for one of them to be officially signed off and come up here. It is not included in the backlog so, hopefully, that will arrive this week. We were working on it last week. That is moving along very well and actually, we haven’t really pushed this point but it’s obvious that we can also work with any core cardiac safety laboratory with our technology and we have had discussions with other cardiac safety groups as well.

RAYMOND MEYERS:	Excellent. Well, I’ll keep it to the one question you mentioned and then get back in the queue.

DR. JEFF GREEN:	Thank you.

MIKE:	The next question we have comes from Neal Jacobs with Bodrey Capital Management.

NEAL JACOBS:	Good morning Dr. Green.

DR. JEFF GREEN:	Good morning, Neal.

NEAL JACOBS:	Question: You mentioned that you are looking to hire additional people. Could you just remind us where you are on the head count front now and what your plans are on that front, both in terms of consulting oriented people as well as sales folks, and I have a second question, but I can get back in queue.

DR. JEFF GREEN:	Okay. Unless Terry can correct me, I think our head count is 123. Is that right?

TERRY BLACK:	Around 120 is correct.

DR. JEFF GREEN:	123. The people that we have hired as first priority have been project managers and data managers in the operational area. That has been done in Texas, Germany as well as Cleveland. The second area of hiring I would say has been in the marketing sales area where we are actively looking at expanding that team and the third area you that mentioned, we haven’t hired any new full-time people for the consulting area. We are trying to build that gradually with current people, like Wolfgang Suma over in Germany who is heading up that group, but we are actively interviewing people who could fit into that category, hopefully, coming from some of the traditional consulting firms that are out there. But, the need for consulting is occurring actually pretty rapidly because as I said the breadth of the product suite and the applications that have to be implemented.

NEAL JACOBS:	Okay, I’ll get back in queue.

DR. JEFF GREEN:	Okay

MIKE:	The next question we have comes from Justin Kish with, excuse me, a private investor.

JUSTIN KISH:	Hello. Good morning.

DR. JEFF GREEN:	Hello

JUSTIN KISH:	A $2 Million dollar write down of goodwill in regards to the ClickFind acquisition, are there any comments you would like to make about that.

TERRY BLACK:	That was more of an adjustment dealing with deferred taxes is all that amounts to, so it was a tax adjustment issue is all it was.

JUSTIN KISH:	So, it wasn’t actually a write down.

TERRY BLACK:	It was a tax adjustment issue, that’s all.

JUSTIN KISH:	Okay, thank you.

MIKE:	The next question we have comes from Chris Ryder with Lucrum Capital.

CHRIS RYDER:	Hi, what happened that only 75% of the $4.7 Million announced for the December contract signings got into backlog?

DR. JEFF GREEN:	Good question, Chris. I knew that you would come up with that. One of them is the Duke contract that we are waiting on. Another one was a client that had fully signed, actually I don’t know if they signed, but they had committed to do the project with us and then their drug program failed and was cancelled. So, that relates to the only 75% at this point and time.

TERRY BLACK:	The cancellation was very small. The bulk of the $4.7 is in backlog already, approximately $1.2 Million is yet to come in. We are pretty comfortable that it will come in. It is just a matter of time, Chris.

CHRIS RYDER:	So, just to clarify, of the $4.7 Million announced, $1.2 Million is not yet part of backlog.

DR. JEFF GREEN:	That’s correct.

CHRIS RYDER:	And that is off the $13.2 Million current base or is that off the Quarter end base?

DR. JEFF GREEN:	$13.2

CHRIS RYDER:	Okay, so of the...just to clarify the stuff that you announced as signed, $4.7 or if you got that fully converted, it would be at $14.4 today.

DR. JEFF GREEN:	That is correct, but let me clarify something and this is something that we will try to be extremely specific on. We never said “sign”, we said “awarded” and that is a constant issue with my financial friends and myself because we have had contracts even after work has started, take 4 months to be signed by the sponsor. That is just the way this industry works. I am of the opinion I would like to not have updates to the market be delayed by 4 months until everything is buttoned up and signed. Therefore, the way we have approached it in the past, is we announce “awards” which means the trial is coming and then when it is signed, it goes into backlog. I prefer giving the markets a better idea of what the commitments are but the slippery slope there is it is not firm in the backlog until it is signed. So, that is sort of the fine line that we are walking.

CHRIS RYDER:	I’ll get back into queue.

MIKE:	And the next question we have comes from Graeme Rein with Bear Capital Management.

GRAEME REIN:	Can you talk about any new functionality you are building out of platform and how that is progressing? Is it like eSubmission or is there anything else that you are working on?

DR. JEFF GREEN:	The main thing, Graeme, is everything related to enterprise transfer at this point and time and in a general way what that means is to be able to allow our clients to design and set up their own clinical trial all the way from creating the electronic forms to administering eventual users around the world for their trial. I think 90% of the development efforts are all focused on that to be able to have that ready by the June DIA as I spoke. The other areas and Jim Bob is better to answer this than I am since he is responsible for that area. But the other general areas that we are working on and that are planned are the warehousing capabilities of our eClinical suite to be able to in essence to replace the functionality and capabilities of traditional back end data management systems which is what we see as occurring in this industry gradually over the next several years as the licenses for those run out. That would then make our platform to be able to store all of the data across multiple trials and then be able to be accessed and, of course, leading to what we are talking about as the Clinical Trial Desktop. So, in direct answer to your question, the main issue right now, 90% of the effort is related to enterprise transfer.

GRAEME REIN:	Okay, thank you.

MIKE:	And the next question we have comes from Peter McMullin with Jessup & LaMont.

PETER MCMULLIN:	Hey Jeff, it is Peter McMullin. I have 3 questions but I will keep it to 1. We’ve talked a lot about the model not being broken and I was wondering if you could take us through how you see the model in terms of gross profit margin and SG and A levels and a range and particularly, adding any sort of color you might have on your move in to consulting.

DR. JEFF GREEN:	Since we’ve given numbers on the gross margin before, we feel comfortable for ‘07, sitting at the 70%. The model is not broken but we had to step back a bit because if you remember what gave us a lot of leverage in the previous world was Number 1, was cutting the cost to the bone in order to survive which we will not do this time. And Number 2, was the ability of our clients to be able to take over the control of their trials and leave us with the relatively higher margin click revenue if you will and that is what the enterprise transfer efforts are intended to bring about for the broader platform. So, we are going to get back to where that was before. It just is going to take us time to do that because of the scope of the capabilities. The consulting effort, of course, is at a very active position for the Company and also likely an attractive margin as well since you are really getting into the customers and helping them redesign their SOPs and their whole process and teaching them how to use the platform. If you look at what companies like Accenture and others have done with implementations of Oracle. So, I believe that is going to be a busy group and we are going to have to staff it up as the demand occurs. We have already got as I said, sponsors and CROs going down that pathway. Our vision is that is what people are going to want because that creates new revenue lines and autonomy for them.

PETER MCMULLEN:	Thank you.

MIKE:	And the next question we have comes from Neal Jacobs with Bodry Capital Management.

NEAL JACOBS:	Yes, Dr. Green, just to clarify on the balance sheet and cash flow front, you don’t anticipate in the very near future having to raise capital, not saying you won’t, but you don’t anticipate having to need to raise capital.

DR. JEFF GREEN:	I think I have addressed that, Neal. We never say “never” and we watch it every month and I’ll just leave it at that.

NEAL JACOBS:	But,. But just to, I don’t want to get to far in here but there is a difference. I realize you may be opportunistic but the need to raise capital, you don’t anticipate needing to raise capital.

DR. JEFF GREEN:	I think I’ve answered that Neal. If you are asking me have we engaged a firm to do this, we have not engaged a firm to do any fund raising.

NEAL JACOBS:	Alright, I’ll follow up on this one.

DR. JEFF GREEN:	Okay.

MIKE:	The next question we have comes from Chris Ryder with Lucrum Capital.

CHRIS RYDER:	Another clarifying point. You mentioned 133 ongoing trials. How many..what was the previous Quarter and since we’ve already disclosed a significant run off of a big trial in the Third Quarter, have their been any other cancellations. What I am trying to get at is trials today versus the previous Quarter and if I could get a customer count number this Quarter versus previous Quarter.

DR. JEFF GREEN:	I think the last count, correct me if I am wrong Gentlemen, was 134. Let me correct one statement you said, Chris. The run off of trials is not synonymous necessarily with the cancellation. Run off means they have been completed, cancelled means they have been cancelled. I believe in the month of January, we had 15 trials that wound down and were completed and we had 11 more start up. In terms of customer count, I still think that we are in the 45 to 50 range.

CHRIS RYDER:	Thank you. I’ll get back in queue.

MIKE:	And the next question comes from Peter McMullin with Jessup & LaMont.

PETER MCMULLIN:	Hey Jeff, I just wanted to give us a little color on the sort of competitive landscape, you know, versus in terms of the market, any changes in the clientele and their needs and then any sort of competitive developments within the EDC of industry.

DR. JEFF GREEN:	I’ll take the second one first. The client needs IC is accelerating. I’ve stated before when this market adopts and the adoption is increasing in the quantitative aspect when you look at the number of times they are requesting technology in the clinical trials. It is also increasing from the expected sophistication aspect, meaning I want all these other capabilities. I don’t want to integrate them. I don’t want to validate and revalidate piecemealed applications that are put together. We are seeing more and more of that. We are beginning to see customers as we have talked about for the past couple of years, waiting for their licenses of traditional back end systems to expire that were designed for paper and then moving forward into the new environment. So, we are beginning to see that as well. I do not think that will cease, I think that will continue.

Competitive landscape, it is still the same players that have been out there. We still feel there will be 3 to 4 companies in this space that do very well and some customers will balance 1 or 2 of those or 2 or 3 of those at one time, making sure that they keep everybody honest. You can’t always believe everything you read or hear about who is doing what with whom because this is a big industry with silo decisions of multiple teams and they don’t always follow in a unified fashion with one a company approach.

PETER MCMULLIN:	Thank you.

MIKE:	The next question, we have comes from Raymond Meyers with Emerging Growth Equities.

RAYMOND MEYERS:	Thank you. Just a bookkeeping point. What was the Fourth Quarter stock option expense?

TERRY BLACK:	Around $90,000, actually $80,000 excuse me.

DR. JEFF GREEN:	$80,000, great.

RAYMOND MEYERS:	And something maybe Jeff you could elaborate on, the trend toward the contracts, the existing contracts that you are working on, are the average contract size seems to be getting smaller and that’s been happening over the last 4 Quarters? And how does that trend square with what you are saying about $200,000 being the average contract signings? Are we basically seeing new projects with new customers that happen to be small because they are early in the clinical trial phase? And, that we would expect those to get larger over time. That’s how I intend to interpret it.

DR. JEFF GREEN:	Well, that is part of it, Ray, but it would be incorrect to think that applied as the major reason. It is a variety of things. What you said is certainly true in some instances. The other one is just a mathematical reality as I mentioned when we acquired ClickFind a year ago, they had much smaller trials on average than we did and, of course, we absorbed those trials and that will lower your average. The other reason for the trial sizes to be going up is the addition of new functionalities and new capabilities with the eClinical suite. We have a lot of bids now and project and contracts that include Web based randomization and include medical coding which are revenue lines didn’t exist before. So, it is really all three of those things together, it is not just one factor.

RAYMOND MEYERS:	Great well it sound like a good trend.

MIKE:	And, the next question comes from Chris Ryder with Lucrum Capital.

CHRIS RYDER:	Hi, in the enterprise commitment that was announced functionally today, how many trials does this organization do and what percentage of the trials will be on your platform as you get to mature steady state?

DR. JEFF GREEN:	Okay, that customer is a standardization client so we will get all of them. I don’t know their full pipeline 100% accurately but I can make an estimate that they are in the 40 to 60 clinical trial per year range.

CHRIS RYDER:	Is there a mix split, ones, twos and threes, so that we can get a sense of what the average trial size is likely to be over the relationship cycle?

DR. JEFF GREEN:	Yes, there is Chris. I don’t know what that percent breakdown is but I know that from the pipeline that we have examined with them, it includes at least 3 phase three programs in that group.

CHRIS RYDER:	And then to just grill down on that, is the phase 3 trial size the approximate revenue dollar. What do you think it would be so that we can get a sense of what it could do to the overall mix of revenue per trial?

DR. JEFF GREEN:	I would guess that, although as you know, there is a wide range of phase 3 budgets, I would guess an appropriate average would be from $800,000.00 to $1.5 Million.

CHRIS RYDER:	Okay, I’ll get back into queue.

DR. JEFF GREEN:	Okay.

MIKE:	And, just as a reminder for everyone. If you would like to ask a question, please press * and then 1 on the touchtone phone. Again, that is *, then 1. The next question we have comes from Frank Lazar with Financial America Securities.

FRANK LAZAR:	Good morning, Jeff. Could you elaborate on the master agreements you are putting together with the Fortune 500 company and SAS and your white paper?

DR. JEFF GREEN :	In terms of SAS, we don’t have the relationship with SAS as we did before so that is over. There are, the master agreement I believe and the white paper that we are referring to is our enterprise business model and those are under discussion with several clients about how they can proceed on a multi-year fashion, have a simpler business model of an amortized fixed monthly rate for the technology and then buy the services piecemeal as they need them. That is as it is outlined in that white paper, those discussions are going on with several clients.

FRANK LAZAR:	And that master agreement with the Fortune 500 company?

DR. JEFF GREEN:	I don’t know that I referred to that in the white paper.

FRANK LAZAR:	Well, not in the white paper but as a separate deal that you put together in the Fall.

DR. JEFF GREEN:	Oh, we are working with a Fortune 500, we are probably working with multiple Fortune 500 companies at this point and time, but I think what that was referred to as top 10 or 15 Pharma and yes, we are continuing to work with them and grow the relationship. We are not in any sort of discussion with them of enterprise deal, although I think you are correct that we, its traditional the way we do business is that we try to sign a master agreement with all clients which state how we will do things and then the individual projects are individual SOWs. So, if you are referring to that, that actually was the example that I used previously that took us 4 months to get that signed off.

FRANK LAZAR:	Thank you very much.

DR. JEFF GREEN:	Yes.

MIKE:	And the next question we have comes from Bill Steiglman with Novartis.

BILL STEIGLMAN:	Hey, good morning Gentlemen. Terry, I wonder if you could just elaborate a little on the swing and the tax hit from positive in ‘05 to negative in ‘06? In particular, what the picture looks like for ‘07 as much if that is something you can forecast.

TERRY BLACK:	We can’t really forecast for ‘07 the tax provision. We are projecting a loss for ‘07. In terms of what you are seeing there in the tax provision Bill, is essentially ‘06 is a reversal of ‘05 and it reestablishes our tax evaluation allowance. That is what is going on there. It is a non-cash item.

BILL STEIGLMAN:	Thanks.

MIKE:	The next question we have comes from Peter McMullin with Jessup & LaMont.

PETER MCMULLIN:	This is a quickie. The lockup has expired on the acquisition. Do you anticipate any stock coming out?

DR. JEFF GREEN:	Only from one investor to our knowledge which was a venture capitalist as part of that effort.

PETER MCMULLIN:	Any size or just read about it in the paper kind of thing.

DR. JEFF GREEN:	Under 100,000 shares.

PETER MCMULLIN:	Thank you.

MIKE:	Dr. Green, Gentlemen, there appear to be no further questions at this moment, would you like me to give the instructions again?

TERRY BLACK:	Yeah, go ahead please.

DR. JEFF GREEN:	Yeah, go ahead.

MIKE:	Yes Sir. Again, if you would like to ask a question, please press *, then 1 on the touchtone phone. Again, that is, *, then 1, if you would like to ask a question.

And, the next question we have comes from Ed Kucler with Financial America Securities.

ED KUCLER:	Hi Jeff.

DR. JEFF GREEN:	Ed

ED KUCLER:	Any status you can report on the litigation regarding the Patent lawsuit?

DR. JEFF GREEN:	There are no updates other than what we’ve disclosed so far.

ED KUCLER;	Okay, that was short and sweet!

MIKE:	And the next question we have comes from Chris Ryder with Lucrum Capital.

CHRIS RYDER:	In the September Quarter, you had characterized your capacity as able to set forth growth in excess of 50% to 100% and that you didn’t want to cut that expense line since your visibility on the need for growth was happening. Today, you are announcing that you are adding staff already. What does that say about what the growth rate is likely to be?

DR. JEFF GREEN:	Good question, Chris. We are adding key staff and I think we’ve gone from 115 to 123 over the past 3 to 4 months, so as I said in the call, we are trying to do it judiciously and it has been mostly focused in the operational area and we are trying to time that with what we see coming from the pipeline of our clients and making sure we have enough in operations to handle that. I think at this point and time in operations, we are pretty comfortable and now we are looking into the consulting area and also marketing and sales to keep the pressure on in that area.

CHRIS RYDER:	But, when you talked about 200 proposals in ‘2006 as your original expectations coming in closer to 214 with 40 done in the last six weeks, what are your expectations for proposals in ‘07 and the hit rate seems to have gone from 20% to 25% towards, I think you said, 50%.

DR. JEFF GREEN:	Good question. I think that we publicly stated I expect the clinical trial, active ongoing clinical trials to double this year from last year and I think we stated figures of 250. In the short term, it hasn’t been as hard as you might think because don’t forget, we have trials winding down which frees up current staff to then take on new trials. So, it is not everything being added on top of because we have trials that are transitioning out at the same time.

CHRIS RYDER:	And then to just follow up on that trial question which is the revenue per trial question is its gone from what $156,000 average to $206,000, so it’s up already 30%.

DR. JEFF GREEN:	Right

CHRIS RYDER:	As you exit ‘07, do you have a sense as to what is going to happen on the trial size? Would you expect to get more of these phase threes rolled in?

DR. JEFF GREEN:	I have stated before many times that I believe that our average clinical trial size from the budgetary aspect will grow this year and I would say that it will land between 200,000 and 300,000 by the end of the year.

CHRIS RYDER:	Thanks

DR. JEFF GREEN:	Yup

MIKE:	And again, as a reminder, if you would like to ask a question, please press *, then 1 on the touchtone phone. Again, that is *, then 1, if you would like to ask a question.

It looks like we have a question from Chris Ryder from Lucrum Capital.

CHRIS RYDER:	Sorry about this. You had talked about the enterprise being a 40 to 60 and then in the next part of the presentation, you talked about multiple CRO relationships. What is happening there and what are the potential trial opportunities if you get one of those?

DR. JEFF GREEN:	Well, the current CRO relationships we have I would say are getting stronger. Remember that we talked previously, two of those CROs are groups that have standardized on us and those relationships continue to get better. We have also had new CROs that have come to us because of some of the shifts in the EDC landscape that they are making them reevaluate things. So, those are building as well. We would hope to be able to have some more of that to talk about on the next call.

CHRIS RYDER:	Okay, thank you.

MIKE:	Dr. Green and Gentlemen, there are apparently no questions at this time.

DR. JEFF GREEN:	Okay Mike, I think we are done. Thank you everyone. We will talk to you next time.

TERRY BLACK:	Thank you.

Dr. JEFF GREEN:	Bye, bye.

MIKE:	And thank you Gentlemen and we do thank everyone for joining the Conference. At this time, you may disconnect your lines. Thank you and have a good day.